Exhibit h (iii) under Form N-1A
                                              Exhibit 10 under Item 601/Reg. S-K


                                  Riggs Funds

                                Amendment No. 1
                                       to
                                   Agreement
                                      for
                           Fund Accounting Services,
                            Administrative Services,
                            Transfer Agency Services
                                      and
                          Custody Services Procurement

                            Schedule of Compensation

I. General Fee

For all Fund Accounting, Administrative, and Transfer Agency Services provided pursuant to this Agreement, the Investment Company agrees to pay and the Company hereby agrees to accept as full compensation for its services rendered hereunder a fee at an annual rate per Fund, as specified below, plus out-of-pocket expenses:

      Max. Admin.                     Average Daily Net Assets
             Fee                                  of the Funds
      ------------                    ----------------------------
         .140%                        on the first $1.2 billion
         .120%                        on the next $1.3 billion
         .100%                        on the next $1.0 billion
         .080%                        on assets in excess of $3.5 billion

II. Fund Accounting Services Out-of-Pocket Expenses

Out-of-pocket expenses include, but are not limited to, the following: postage (including overnight courier service), statement stock, envelopes, telephones, telecommunication charges (including FAX), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific system enhancements, access to the shareholder recordkeeping system, security pricing services, variable rate change notification services, paydown factor notification services

III. Transfer Agency Services Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to postage (including overnight courier service), statement stock, envelopes, telecommunication charges (including Fax), travel, duplicating, forms, supplies, microfiche, computer access charges, client specific enhancements, disaster recovery, closed account fees, processing fees (including check encoding), and expenses incurred at the specific direction of the Fund. Postage for mass mailings is due seven days in advance of the mailing date.

IV. Internet Shareholder Trading Pricing Schedule

In the event that the Funds begin to offer shareholders the ability to effect transactions in Fund shares over the Internet, the following charges shall apply:

      1.  One Time Charges:

            o  Set Up Charge:       $5,000
            o  Basic Package Charge:      $10,000

      2.  Transaction Charges:

            o  Inquiry:             $0.10/per
            o  All other Transactions:    $1.00/per

      3.  Minimum Charge:

            o  $2,000 per month

V.  Payment

Payment is due thirty days after the date of the invoice.

   IN WITNESS WHEREOF, the parties hereto have caused this Schedule to be executed in their names and on their behalf under their seals by and through their duly authorized officers, as of May 18, 2001.



                                          RIGGS FUNDS


                                          By:  /s James Ostrowski
                                             ---------------------------------
                                          Name:  James Ostrowski
                                          Title:  Vice President

                                          FEDERATED SERVICES COMPANY


                                          By:  /s/ Peter J. Germain
                                             ---------------------------------
                                          Name:  Peter J. Germain
                                          Title:  Vice President